EXHIBIT 4.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

     THIS AGREEMENT (this “Agreement”) is made as of May 4, 2005, by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Connecticut General Life Insurance Company, a Connecticut corporation (“CIGNA”).

     WHEREAS, the Company and CIGNA are entering into that certain strategic agreement of even date herewith relating to the strategic alliance between the Company and CIGNA (the “Strategic Agreement”); and

     WHEREAS, pursuant to the Strategic Agreement and upon the satisfaction of certain conditions precedent as more fully set forth in this Agreement, the Company has agreed to sell to CIGNA, and CIGNA has agreed to purchase from the Company, upon the terms and conditions hereafter provided, (i) 303,030 shares (the “Purchased Shares”) of common stock, $.0001 par value per share, of the Company (the “Common Stock”) and (ii) a warrant to purchase 2,936,450 shares of the Common Stock (the “Warrant Shares”) under terms set forth in the Warrant Agreement made on the same date hereof and attached hereto as Exhibit “A” (the “Warrant”) (the Purchased Shares, the Warrant and the Warrant Shares, each being a “Security,” and, collectively, the “Securities”).

     NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Issuance of Purchased Shares; Issuance of Warrant; Closing.

     (a) Subject to the terms and conditions set forth in this Agreement, at the Closing (hereafter defined) the Company agrees to sell to CIGNA the Purchased Shares and CIGNA agrees to pay to the Company a per share price of $6.60 and the aggregate purchase price of $1,999,998.00 (the “Common Shares Purchase Price”).

     (b) Subject to the terms and conditions set forth in this Agreement, at the Closing (hereafter defined) the Company agrees to issue to CIGNA the Warrant in partial consideration for CIGNA’s willingness to enter into and perform its obligations under the Strategic Agreement.

     (c) The closing (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 28 State Street, Boston, MA 02109 on the date that is fourteen (14) days following the NationsHealth Funding Date (as such term is defined in the Strategic Agreement.

     (d) At the Closing, in addition to the items described in Section 5 hereof, the Company will deliver to CIGNA (i) a certificate or certificates representing such number of validly issued shares of Common Stock equal to the Purchased Shares; and (ii) the Warrant duly executed:

     (e) At the Closing, CIGNA will deliver to an account designated by the Company, by wire transfer in immediately available funds, an amount equal to the aggregate Common Shares Purchase Price.

     2. Representations and Warranties of the Company. The Company and each of its Subsidiaries (as defined below) hereby jointly and severally represents and warrants to CIGNA as of the date hereof, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”), as follows:

     (a) Organization, Good Standing and Qualification. The Company and its Subsidiaries each is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and other authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this agreement, “Subsidiary” shall mean, (i) as to the Company, any person or entity in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by the Company and/or one or more of its Subsidiaries (each a Subsidiary, and collectively the “Subsidiaries”). As of the date hereof, the Company’s subsidiaries are reflected on Exhibit 21.1 filed with the Company’s 2004 10-KSB (defined below).

     (b) Authorization. Each of the Company and each Subsidiary has full corporate or other power and authority and has taken all requisite action necessary under applicable law governing its internal affairs and under its governing documents to authorize (i) the execution and delivery of this Agreement, the Warrant Agreement, dated as the date hereof, and any other documents, instruments or certificates contemplated by the foregoing (collectively with this Agreement and the Warrant, the “Transaction Documents”), (ii) the performance of all obligations of the Company and each Subsidiary, as applicable, under the Transaction Documents, and (iii) the delivery of the Purchased Shares and the issuance and delivery of the Warrant, and the Warrant Shares, including the same that may be issued in accordance with the antidilution provisions in the Warrant Agreement or any similar provisions which may exist in the Warrant. The Transaction Documents constitute the legal, valid and binding obligations of the Company and each Subsidiary party thereto, enforceable against the Company and each Subsidiary in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

     (c) Capitalization. Schedule 2(c) sets forth (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding on the date hereof; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company and (e) the pro forma capitalization of the Company on a fully diluted basis giving effect to (i) the issuance of the Purchased Shares and the Warrant Shares, (ii) any adjustments in other securities resulting from such issuances, and (iii) the exercise or conversion of all outstanding securities. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in full compliance with applicable law. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, were issued in full compliance with applicable law and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. No person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described herein and on Schedule 2(c), (i) there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as expressly contemplated by this Agreement, (ii) there are no agreements or arrangements under which the Company or a Subsidiary is obligated to register the sale of any of its or their securities under the Securities Act of 1933, as amended (the “Securities Act”) and (iii) there are no voting agreements, buy sell agreements, or right of first purchase agreements among the Company and any of the securityholders of the Company.

     The Company has furnished or made available to CIGNA via EDGAR true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (“Certificate of Incorporation”), the Company’s By-laws as in effect on the date hereof (the “By-laws”), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company and each of its Subsidiaries.

     (d) Valid Issuance. The Company has duly authorized and reserved a sufficient number of shares of Common Stock for issuance of the Warrant Shares. The Purchased Shares are, and, when issued, the Warrant Shares will be, validly issued, fully paid and non assessable free and clear of all taxes, liens, encumbrances and restrictions, except for restrictions on transfer set forth in this Agreement, the other Transaction Documents or imposed by applicable securities laws and the sale or issuance thereof will not be subject to preemptive rights or other similar rights and will not impose personal liability upon the holder thereof.

     (e) Delivery of SEC Filings; Business. The Company has provided or made available to CIGNA via EDGAR copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (the “2004 10-KSB”), and all other reports furnished or filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the filing of the 2004 10-KSB and prior to the date hereof (all of the foregoing and all exhibits included therein and financial statements thereto and documents incorporated by reference therein collectively, being referred to herein as the “SEC Filings”). The Company and its Subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain an accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

     (f) No Material Adverse Effect. Since December 31, 2004, except as described on Schedule 2(f) or as identified and described in the SEC Filings, there has not been:

(i)	any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the 2004 10-KSB, except for changes in the ordinary course of business, in each case which have not and could not reasonably be expected to have a Material Adverse Effect (as defined herein), individually or in the aggregate;

(ii)	any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)	any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv)	any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)	any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi)	any change or amendment to the Company’s Certificate of Incorporation or By-laws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)	any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii)	any transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix)	the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x)	the loss, or to the Company’s Knowledge, threatened loss in writing, of any customer which has had or could reasonably be expected to have a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its subsidiaries taken as a whole or (ii) on the ability of the Company to perform its obligations under the Transaction Documents (collectively, a “Material Adverse Effect”); or

(xi)	to the knowledge of the Company, any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

     (g) SEC Filings.

(i)	At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii)	During the preceding two years, each registration statement and any amendment thereto filed by the Company (or its predecessors) pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (h) No Conflict, Breach, Violation or Default. To the knowledge of the Company, the execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Securities and the exercise of the rights granted to CIGNA herein or therein do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration of obligations, impairment of rights or cancellation under (i) the Certificate of Incorporation or the By-laws, or any governing documents of any Subsidiary, each as in effect on the date hereof or as hereafter amended, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body (including without limitation, the Sarbanes-Oxley Act of 2002) or any court, or other governmental, administrative, regulatory or self-regulatory authority domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties (each such authority, a “Governmental Authority”), or (b) any agreement, or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject, except in the case of (i) and (ii) above for such conflicts, violations defaults or rights which could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiaries is in violation of its Certificate of Incorporation, By-laws or other governing documents and, except as provided in Schedule 2(h), neither the Company nor any Subsidiary is in default (and no event has occurred which, with notice or lapse of time or both, would put the Company or any Subsidiary in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or Subsidiary is a party, except for actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries is (i) in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to the Company or its Subsidiaries’ business, assets or operations, including, without limitation, applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder (“ERISA”), and all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers and healthcare services (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”) (collectively, “Healthcare Laws”) and (ii) not in violation of any law, ordinance or regulation of any Governmental Authority or other board or tribunal, except in the case of (i) and (ii) above as set forth on Schedule 2(h) or where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, there is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of any of the foregoing laws, i n each case except where such noncompliance or such violation could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the

Company, the Company has not received any written notice that they or any of their Subsidiaries are not in compliance in any respect with any of the requirements of any of the foregoing or that there is any ongoing investigation by a Governmental Authority with respect to the foregoing, except as set forth on Schedule 2(i) or where such noncompliance or investigation could not reasonably be expected to have a Material Adverse Effect. The Company has (a) not engaged in any non-exempt prohibited transaction as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to the Company, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. 2615.3 has not been waived. The Company has maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws, HIPAA or ERISA and, to the Company’s knowledge, there are no presently existing circumstances which would reasonably be expected to result in violations of the Healthcare Laws, HIPAA or ERISA, except as set forth on Schedule 2(i) or where such failure, circumstance or violation could not reasonably be expected to have a Material Adverse Effect.

     (i) Medicare or Medicaid Program Liability. Except as disclosed in the SEC Filings, there has been no event, fact, condition or circumstance or series thereof (i) in or for which the Company has or could reasonably be expected to become liable or otherwise responsible for any amount owed or owing to any Medicaid or Medicare program by a provider under common ownership with the Company or any provider owned by the Company pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid or Medicare payments to the Company are lawfully set-off against payments by the Company to satisfy any liability of or for any amounts owed or owing to any Medicaid or Medicare program by a provider under common ownership with the Company or any provider owned by the Company pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority, or (iii) any of the foregoing under clauses (i) or (ii), in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto, except in the case of (i), (ii) and (iii) above where such extent, fact, condition or circumstance could not reasonably be expected to result in such a liability or set-off which would have a Material Adverse Effect.

     (j) Tax Matters. The Company and each Subsidiary has timely prepared and filed all Tax Returns with all appropriate governmental agencies and timely paid all taxes owed by it in each case in accordance with all applicable laws. The charges, accruals and reserves on the books of the Company in respect of Taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s knowledge, any basis for the assessment of any additional Taxes for any fiscal period or audits by any federal, state or local Tax authority except for any assessment that is not material to the Company and its Subsidiaries, taken as a whole. All Taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. There are no Tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. There are no outstanding Tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity. Neither the Company nor any of the Subsidiaries has executed a waiver with respect to the statute of limitations relating to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no action, suit, proceeding, audit or claim, to the Company’s Knowledge, now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Taxes.

     As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, charges, fees, levies, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes any return, report, form or similar statement (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to any Taxes.

     (k) Certificates, Authorities and Permits. Except as set forth on Schedule 2(h), and to the knowledge of the Company, the Company and each Subsidiary possess adequate certificates, authorities, licenses, approvals or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

     (l) No Labor Disputes. No material labor dispute with the employees of the Company or any Subsidiary exists or, to the Company’s knowledge, is imminent.

     (m) Intellectual Property.

(i)	“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, scientific, technical, and engineering data object and source codes, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) proprietary computer software (including but not limited to data, data bases and documentation).

(ii)	All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material violation or breach of any such License Agreement, and no action or failure to act by the Company or any of its Subsidiaries constitutes (with or without due notice or lapse of time or both) a material default by the Company or any of its Subsidiaries thereunder.

(iii)	The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property necessary for the conduct of the Company’s and each of its Subsidiaries’ businesses substantially as currently conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets.

(iv)	To the knowledge of the Company, all Intellectual Property owned by the Company and its Subsidiaries that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted is valid and enforceable and owned by them free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all other Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted. The Company and its Subsidiaries have the right to use all of the owned and licensed Intellectual Property which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted in all jurisdictions in which they conduct their businesses.

(v)	To the knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe” or “Infringement”) any Intellectual Property rights of any third party, and, to the Company’s knowledge, the Intellectual Property rights of the Company and its Subsidiaries that are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted are not being infringed by any third party, except to the extent such Infringements do not have a Material Adverse Effect.

(vi)	The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property (including, without limitation, property used pursuant to License Agreements) which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted.

     (n) Environmental Matters. Except as disclosed in the SEC Filings, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision, law (including, without limitation, common law) code, injunction, permit, governmental agreement or governmental restriction, or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any

Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

     (o) Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or CIGNA for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

     (p) Acknowledgment Regarding CIGNA’s Purchase of the Securities. The Company acknowledges and agrees that CIGNA is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, the relationship between the Company and CIGNA is “arms-length” and any statement made by CIGNA or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to CIGNA’s purchase of the Securities and has not been relied upon by the Company, its officers or directors in any way. The Company further acknowledges that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

     3. CIGNA’s Representations. In connection with CIGNA’s acquisition of the Securities, CIGNA represents to the Company the following:

     (a) Organization and Existence. CIGNA is a validly existing corporation and has all requisite corporate, partnership or limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents, and invest in the Securities.

     (b) Authorization. The execution, delivery and performance by CIGNA of the Transaction Documents have been duly authorized and the Transaction Documents each constitute the valid and legally binding obligation of CIGNA, enforceable against CIGNA in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

     (c) No Conflict. The execution, delivery and performance of the Transaction Documents by CIGNA do not and will not conflict with or result in a breach or violation of any of the terms and provisions of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration of obligations, impairment of rights or cancellation under (i)(a) any statute, rule, regulation or order of any Governmental Authority, or (b) any material agreement, or instrument to which CIGNA is a party or by which CIGNA is bound or to which any of its assets or properties is subject.

     (d) Purchase Entirely for Own Account. The Securities to be received by CIGNA hereunder will be acquired for CIGNA’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and CIGNA has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. CIGNA is not a registered broker dealer or entity engaged in the business of being a broker dealer. Notwithstanding anything in this Section 3(d) to the contrary, and subject to its obligations contained in the Registration Rights Agreement, by making the representations herein, CIGNA does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

     (e) Disclosure of Information. CIGNA has had an opportunity to receive all information related to the Company that it has requested and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the sale of the Securities to be received by CIGNA hereunder. CIGNA acknowledges review of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by CIGNA shall modify, amend or affect CIGNA’s right to rely on the Company’s representations and warranties contained in this Agreement, except as expressly set forth herein.

     (f) Restricted Securities. CIGNA acknowledges and understands that the Securities, including the Purchased Shares and the Warrant constitute, and that the Warrant Shares, if issued, will constitute, “restricted securities” under the Securities Act and must be held indefinitely unless a registration statement under the Securities Act is effective with respect to the transfer of such securities or an exemption from such registration is available.

     (g) Legends. It is understood that until (i) the Securities have been transferred pursuant to Rule 144 under the Securities Act (“Rule 144”), (ii) the Securities may be transferred pursuant to Rule 144(k) under the Securities Act, or (iii) a registration statement under the Securities Act is effective relating to the transfer of such Securities, certificates evidencing the Purchased Shares and the Warrant Shares, may bear the following or a substantially similar legend:

     “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW WITH RESPECT THERETO, (II) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR (III) UPON THE ADVICE OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER”

     The Company agrees that the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Securities upon which it is stamped if (a) such Security may be transferred pursuant to an effective registration statement under the Securities Act; (b) such holder provides the Company with reasonable assurances that such Security can be transferred pursuant to Rule 144; or (c) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a sale or transfer of such Security may be made without registration under the Securities Act. In the event the above legend is removed from any Security and thereafter the effectiveness of a registration statement covering such Security is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to CIGNA, the Company may require that the above legend be placed on any such Security that cannot then be sold pursuant to an effective registration statement or pursuant to Rule 144 and CIGNA shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Security may again be transferred pursuant to an effective registration statement or pursuant to Rule 144.

     (h) Accredited Investor. CIGNA is, and was at the time the Securities were offered to it, an accredited investor as defined in Rule 501(a) of the Securities Act.

     (i) Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or CIGNA for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of CIGNA.

     (j) Taxes. CIGNA understands that CIGNA’s investment in the Company may result in tax consequences. CIGNA shall rely solely on the determinations of its tax advisors or its own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

4. Covenants.

     (a) Taxes. Any sales, transfer and other similar Taxes and any recording and filing fees that may be imposed by reason of the issuance, sale, transfer and/or delivery of the Purchased Shares and the Warrant by the Company to CIGNA shall be borne and paid by the Company.

     (b) Reporting Status. So long as CIGNA beneficially owns any of the Securities, the Company shall (i) timely file all reports required to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, (ii) take such further action as any CIGNA may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable CIGNA to sell Securities held by CIGNA without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. The Company shall not terminate its status as a company required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. In addition, the Company shall take all commercially reasonable actions necessary to meet the “registrant eligibility” requirements set forth in the general instructions of Form S-3 of the Securities Act or any successor form thereto, to be eligible to register the resale of its Common stock on a registration statement on Form S-3 of the Securities Act.

     (c) Financial Information. The Company shall make available via EDGAR or the Company’s website within one (1) day after filing or release, as the case may be, the following reports to CIGNA until CIGNA transfers, assigns or sells all of its Securities: (i) a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its proxy statements and any Current Reports on Form 8-K; and (ii) copies of all press releases issued by the Company or any of its subsidiaries.

     (d) Reservation of Shares. The Company currently has authorized and reserved for the purpose of issuance sufficient shares of capital stock to provide for the issuance of, and full conversion or exercise of, the Securities as contemplated hereby (collectively, the “Issuance Obligations”). In the event such number of shares becomes insufficient to satisfy the Issuance Obligations, the Company shall take all necessary action to authorize and reserve such additional shares of capital stock necessary to satisfy the Issuance Obligations.

     (e) Listing. The Company will use its best efforts to continue the listing and trading of its Common Stock on the OTC Electronic Bulletin Board (the “Bulletin Board”) or on the NASDAQ National Market (“NNM”), the Nasdaq SmallCap Market (the “SmallCap Market”) the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) and will comply in all respects with the reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the “NASD”), such exchanges, or such electronic system, as applicable. The Company shall promptly provide to CIGNA copies of any notices it receives regarding the continued eligibility of the Common Stock (or any securities exercisable for or convertible into the Common Stock) for trading in a market over the counter or, if applicable, any securities exchange or automated quotation system on which securities of the same class or series issued by the Company are then listed or quoted, if any.

     (f) No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration under the Securities Act of the Securities being offered or sold hereunder or cause this offering of the Securities to be integrated with any other offering of securities by the Company for purposes of any stockholder approval provision applicable to the Company or its securities.

     (g) Legal Compliance. The Company shall conduct its business and the business of the Subsidiaries in compliance with all laws, ordinances or regulations of governmental entities applicable to such businesses, except where the failure to do so would not have a Material Adverse Effect.

5. Conditions Precedent to Closing; Closing Deliverables.

     (a) The following conditions precedent shall have been satisfied at or prior to the Closing:

(i)	The Company shall have received notification from CMS (as such term is defined in the Strategic Agreement) that CMS has accepted the applications submitted by CIGNA and has awarded to CIGNA the Part D (as such term is defined in the Strategic Agreement) contracts, as more fully set forth in Article VI of the Strategic Agreement.

(ii)	The Company shall have satisfied the NationsHealth Financing Commitment (as such term is defined in the Strategic Agreement).

(iii)	The Strategic Agreement shall be in full force and effect.

(iv)	None of the events described in Section 2(h) shall have occurred between the date of this Agreement and the Closing.

     (b) At the Closing, the Company will deliver to CIGNA the following:

(i)	Duly executed original counterparts to the Registration Rights Agreement;

(ii)	A certificate addressed to CIGNA, executed by the Chief Executive Officer of the Company certifying that the conditions in this Section 5 have been satisfied on or prior to the Closing;

(iii)	Copies of each consent or approval of each person or entity whose consent or approval is required under any contract or agreement listed as an exhibit in the Company’s filings with the United States SEC, to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the Transaction Documents and which consent or approval is not otherwise expressly referenced in this Section 1(c), except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined herein) or is not reasonably likely to prevent or to materially impair the ability of the parties to consummate this Agreement or any of the Transaction Documents;

(iv)	An opinion of the Company’s counsel, dated as of the date of Closing, in form, scope and substance reasonably satisfactory to CIGNA as to: (1) organization; (2) power and authority to execute transactions; (3) due authorization of transaction and Transaction Documents; (4) due execution of Transaction Documents, issuance and delivery; (5) no violation of charter and bylaws; (6) valid and binding and enforceable obligation; (7) no violation of applicable laws; (8) no registration under federal securities laws required; (9) no consent, order, approval or authorization of governmental authority necessary; (10) Purchased Shares validly issued and fully paid; and (11) Warrant Shares duly reserved for issuance and upon exercise of the Warrant will be validly issued, fully paid and nonassessable if and when issued in conformance with this Agreement and the terms of the Warrant;

(v)	A copy of the certificate of incorporation, by-laws or other applicable organizational documents of the Company and a copy of resolutions, duly adopted by the Board of Directors or other governing body of the Company, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, certified as such by the Secretary or Assistant Secretary of the Company; and

(vi)	Good standing certificates as of a recent date for the Company from the Secretary of State of the Company’s jurisdiction of organization.

6. Transfer Agent Instructions.

     (a) The Company warrants that no instruction other than such instructions referred to in this Section 5, and stop transfer instructions to give effect to 3(g) hereof in the case of the transfer of the Purchased Shares or the Warrant Shares prior to registration of the Purchased Shares or the Warrant Shares under the Securities Act or without an exemption therefrom, will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Transaction Documents.

     (b) Upon the written opinion of counsel reasonably acceptable to the Company to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from registration, or if CIGNA provides the Company with reasonable assurances that such Securities may be sold under Rule 144, the Company shall permit the transfer and, in the case of the Purchased Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by CIGNA.

7. General Provisions.

     (a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the County of New York, State of New York located in the Southern District of the State of New York solely in respect of any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The parties hereto further agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Section on notices below or in such other manner as may be permitted by law shall be valid and sufficient service thereof. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     (c) Entire Agreement. This Agreement, including Exhibits and the Disclosure Schedules, and the other Transaction Documents, as well as the other documents contemplated thereby constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement may only be modified or amended in writing signed by the Company and CIGNA.

     (d) Severability. In case any provision of the Agreement is declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (e) Notices. All notices, demands or other communications given hereunder shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail, addressed as follows:

     (i) If to the Issuers, to:

NationsHealth, Inc. 13650 N.W. 8th Street Suite 109 Sunrise, FL 33325 Fax number: (954) 903-5008 Attention: President with a copy to:

McDermott Will & Emery LLP 201 South Biscayne Blvd. Miami, Florida 33131 Fax number: (305) 347-6500 Attention: Ira J. Coleman, Esq.

     (ii) If to CIGNA, to:

Connecticut General Life Insurance Company 900 Cottage Grove Road, S-201 Hartford, CT 06152-2202 Fax number: (860) 226-5683 Attention: David Russell

     With a copy to:

David R. DeVoe, Esq. Associate Chief Counsel CIGNA Corporation 1601 Chestnut Street Philadelphia, PA 19192 Fax number: (215) 761-5715

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     (g) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     (h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company shall not assign this Agreement or any rights or obligations hereunder. Notwithstanding the foregoing, CIGNA may assign its rights hereunder to any of its Affiliates, without the consent of the Company or to any other person or entity with the consent of the Company, which consent shall not be unreasonably withheld; provided that any such assignment of rights must be in connection with a transfer of a Security permitted hereunder or pursuant to the terms of such Security. This provision shall not limit CIGNA’s right to transfer the Securities pursuant to the terms of the Transaction

Documents or to assign CIGNA’s rights under the Transaction Documents to any such transferee. In addition, and notwithstanding anything to the contrary contained in the Transaction Documents, the Securities may be pledged and all rights of CIGNA under this Agreement or any other agreement or document related to the transactions contemplated hereby may be assigned, without further consent of the Company, to a bona fide pledgee in connection with CIGNA’s margin or brokerage account.

     (i) Survival. The representations and warranties of the Company in Section 2 and elsewhere in this Agreement and the agreements and covenants set forth in Section 4 hereof shall survive until ten (10) years following the Closing notwithstanding any due diligence investigation conducted by or on behalf of CIGNA. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies CIGNA may have under applicable U.S. federal or state securities laws.

     (j) Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Publicity. The Company and CIGNA each shall consult with each other prior to issuing any press releases or making any public statement with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby and, shall not issue any such press release or make any such public statement with respect thereto unless the text of the statement shall first have been agreed to by the parties hereto, except to the extent that any such public statement is included in a filing required to be made with or by any governmental authority.

     (l) Rules of Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Annex or Exhibit, such reference shall be to a Section or Annex of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed as if it is drafted by all the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement if an ambiguity or question of intent or interpretation arises. For purposes of this agreement “knowledge” shall mean, when applied to a natural person, that such individual has or at any time had (i) actual knowledge of the item or matter or (ii) received written notice of the fact or matter. The Company shall be deemed to have “knowledge” if Arthur Spector — Chairman of the Board, Glenn M. Parker — Director and Chief Executive Officer, Lewis Stone — Director, President and Chief Information Officer, Robert Gregg —Chief Operating Officer, Timothy Fairbanks — Director and Chief Financial Officer, or Gregory Couto —Executive Vice President of Operations, or any persons who have served in such capacities, has or at any time had “knowledge.”

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Company:	NationsHealth, Inc.
By:

CIGNA:	Connecticut General Life Insurance Company
By:

EXHIBIT A

Warrant Agreement

EXHIBIT B

Form of Registration Rights Agreement